Exhibit 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS THIRD QUARTER 2011 RESULTS AND DECLARES $0.52 QUARTERLY DIVIDEND

Purchase, New York, October 26, 2011 — TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the third quarter ended September 30, 2011.

Highlights:
•

TAL reported Adjusted pre-tax income of $1.56 per fully diluted share for the third quarter of 2011, an increase of approximately 2% from the second quarter of 2011 and an increase of nearly 70% from the third quarter of 2010. TAL focuses on its adjusted pre-tax results since it does not currently pay any material cash taxes and does not expect that it will for the next several years.

•	TAL reported leasing revenues of $120.9 million for the third quarter of 2011, an increase of 13.5% from the second quarter of 2011 and an increase of 41.1% from the third quarter of 2010.
•

TAL has continued to invest heavily in equipment during 2011. As of October 26, 2011, TAL has invested over $750 million in new container purchases or sale-leaseback transactions. Approximately 85% of this equipment (together with TAL’s beginning inventory of uncommitted factory units as of January 1, 2011) is either on-hire or committed to lease transactions.

•	TAL announced a quarterly dividend of $0.52 per share payable on December 22, 2011 to shareholders of record as of December 1, 2011.

Adjusted pre-tax income (1), excluding gains and losses on interest rate swaps and the write-off of deferred financing costs, was $52.3 million in the third quarter of 2011, compared to $51.0 million in the second quarter of 2011 and $28.6 million in the third quarter of 2010.  Adjusted pre-tax income per fully diluted common share was $1.56 in the third quarter of 2011 versus $1.53 in the second quarter of 2011, and $0.93 in the third quarter of 2010.  The Company focuses on adjusted pre-tax results since it considers gains and losses on interest rate swaps and the write-off of deferred financing costs to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and planned future equipment purchases.

Leasing revenues for the third quarter of 2011 were $120.9 million compared to $106.5 million in the second quarter of 2011, and $85.7 million in the third quarter of 2010.  Adjusted EBITDA (2), including principal payments on finance leases, was $131.6 million for the quarter versus $121.8 million in the second quarter of 2011, and $90.3 million in the third quarter of 2010.

Adjusted net income (3), excluding gains and losses on interest rate swaps and the write-off of deferred financing costs, was $33.8 million for the third quarter of 2011, compared to $33.0 million in the second quarter of 2011, and $18.5 million in the third quarter of 2010.  Adjusted net income per fully diluted common share was $1.01 in the third quarter versus $0.99 in the second quarter and $0.60 in the third quarter of 2010.

Reported net income for the third quarter of 2011 was $18.1 million, versus net income of $23.2 million in the second quarter, and $11.8 million in the third quarter of 2010.  Net income per fully diluted common share was $0.54 for the third quarter, versus $0.70 in the second quarter, and $0.38 in the third quarter of 2010.  The difference between Adjusted net income and reported net income in the third quarter of 2011 was due to gains and losses on interest rate swaps and the write-off of deferred financing costs.  TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates matches the expected duration of TAL’s lease portfolio.  TAL does not use hedge accounting for the majority of its swaps, so most of the change in the market value of TAL’s interest rate swap portfolio is reflected in reported net income.  During the third quarter of 2011, long-term interest rates decreased, resulting in a $23.2 million decrease in the market value of TAL’s swap contracts.

Beginning October 1, 2010, TAL increased the estimated residual values used in its equipment depreciation calculations.  The increase in estimated residual values resulted in a decrease in depreciation expense of approximately $5.5 million ($3.5 million after tax or $0.11 per fully diluted share) for the third quarter of 2011 and approximately $16.3 million ($10.5 million after tax or $0.32 per fully diluted share) for the nine months ended September 30, 2011.

“TAL delivered another outstanding quarter of operational and financial results in the third quarter of 2011,” commented Brian M. Sondey, President and CEO of TAL International.  “Our strong performance in the third quarter continued to be supported by favorable market conditions including moderately positive trade growth, reduced direct purchasing of containers by our customers and an overall tight supply / demand balance for containers globally.  The utilization of our container fleet averaged 98.4% for the third quarter, and stood at 98.1% as of October 26, 2011.  Our leasing revenues increased 13.5% from the second quarter as we benefited from a full period of revenue from containers placed on-hire during the second quarter and as new and sale-leaseback units continued to go on-hire in the third quarter.  Sale prices for used containers remained at historically high levels during the third quarter leading to exceptionally high gains on our used container disposals.  Our strong operating performance led to excellent financial results, and we generated $1.56 of Adjusted pre-tax income per share during the third quarter of 2011, an increase of approximately 2% from the high level achieved in the second quarter of 2011 and an increase of nearly 70% from the third quarter of 2010.”

“As of October 26, 2011, we have purchased more than $750 million of new or sale-leaseback containers for delivery in 2011, with roughly 85% of the containers either on-hire or committed to leases.  Most of our 2011 container orders were placed during the first half of the year, and our ordering of dry containers has slowed considerably as trade growth this year, while solidly positive, has been less than many of our customers had initially anticipated.  However, TAL’s broad product line provides multiple avenues for growth and we have continued to order refrigerated, special and tank containers.”

Adjusted pre-tax income (1), excluding gains and losses on interest rate swaps and the write-off of deferred financing costs, was $145.7 million in the nine months ended September 30, 2011, compared to $67.1 million for the same period in 2010.  Adjusted pre-tax income per fully diluted common share was $4.47 in the nine months ended September 30, 2011 versus $2.19 for the nine months ended September 30, 2010.

Leasing revenues for the nine months ended September 30, 2011 were $327.0 million compared to $234.1 million for the same period in 2010.  Adjusted EBITDA (2), including principal payments on finance leases, was $360.0 million for the nine months ended September 30, 2011, versus $235.1 million for the same period in 2010.

Adjusted net income (3), excluding gains and losses on interest rate swaps and the write-off of deferred financing costs, was $94.1 million for the nine months ended September 30, 2011, compared to $43.3 million for the same period in 2010.  Adjusted net income per fully diluted common share was $2.89 in the nine months ended September 30, 2011, versus $1.41 for the nine months ended September 30, 2010.

Reported net income for the nine months ended September 30, 2011 was $73.9 million, versus net income of $22.3 million for the same period in 2010.  Net income per fully diluted common share was $2.27 for the nine months ended September 30, 2011, versus $0.73 in the same period in 2010.

Outlook

Mr. Sondey continued, “In general, we expect our operating and financial performance to remain strong for the rest of the year.  We expect our leasing revenues to grow moderately from the third quarter to the fourth quarter despite the end of the peak season for dry containers as we will benefit from a full period of revenue from containers placed on hire in the third quarter.  However, we expect disposal gains to decrease as used container sale prices begin to return to historical levels.  Overall, we expect our Adjusted pre-tax income in the fourth quarter of 2011 to be flat or down slightly from the third quarter level.”

“Looking forward into 2012, we currently expect the market conditions supporting our strong performance — solid trade growth, a favorable supply / demand balance for containers and limited direct container purchases by our customers — to continue into next year.  Based on this, we expect our utilization to remain historically high in 2012 and expect to continue to have attractive opportunities to invest in our fleet and grow our business.  Leasing revenues for 2012 should be well above the 2011 level due to the strong growth achieved over the course of this year and likely opportunities for investments next year.  However, we expect used container sale prices to continue to moderate and we expect that our disposal gains will decrease from the very high levels reached in 2011 and be more in line with our historical experience next year.”

“The main risks we see to our positive expectations for 2012 include a renewed severe global recession and the potential for a major customer default.  We don’t currently consider either of these events likely, but we are wary of a variety of potential risks for 2012 due to the current increased level of uncertainty in the global economy and the renewed financial pressures facing our customers.”

Dividend

TAL’s Board of Directors has approved and declared a $0.52 per share quarterly cash dividend on its issued and outstanding common stock, payable on December 22, 2011 to shareholders of record at the close of business on December 1, 2011.

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, October 27, 2011 to discuss its fiscal third quarter results.  An archive of the Webcast will be available one hour after the live call through Friday, November 25, 2011. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 17 offices in 11 countries and approximately 221 third party container depot facilities in 39 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL’s fleet consists of approximately 1,009,000 containers and related equipment representing approximately 1,648,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

Jeffrey Casucci

Vice President

Treasury and Investor Relations

(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 18, 2011.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement.  The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of Adjusted pre-tax income is outlined in the attached schedules.

(2) Adjusted EBITDA is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of Adjusted EBITDA is outlined in the attached schedules.

(3) Adjusted net income is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of Adjusted net income is outlined in the attached schedules.

(1)(2)(3) Please see page 8 for a detailed reconciliation of these financial measurements.

-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.

Consolidated Balance Sheets

(Dollars in thousands, except share data)

(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS:
Leasing equipment, net of accumulated depreciation and allowances of $594,033 and $511,634	$2,648,379	$2,086,194
Net investment in finance leases, net of allowances of $1,138 and $1,169	155,181	171,417
Equipment held for sale	38,313	29,220
Revenue earning assets	2,841,873	2,286,831
Cash and cash equivalents (including restricted cash of $35,586 and $23,018)	98,964	85,612
Accounts receivable, net of allowances of $636 and $429	60,936	48,311
Goodwill	71,898	71,898
Deferred financing costs	23,200	17,802
Other assets	2,598	4,737
Fair value of derivative instruments	704	2,024
Total assets	$3,100,173	$2,517,215
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Equipment purchases payable	$22,698	$57,756
Fair value of derivative instruments	81,113	61,647
Accounts payable and other accrued expenses	59,575	59,329
Net deferred income tax liability	179,452	139,741
Debt	2,214,495	1,770,332
Total liabilities	2,557,333	2,088,805
Stockholders’ equity:
Preferred stock, $.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 36,411,746 and 33,725,066 shares issued respectively	36	34
Treasury stock, at cost, 3,011,843 shares	(37,535)	(37,535)
Additional paid-in capital	488,524	399,816
Accumulated earnings	101,951	76,053
Accumulated other comprehensive loss	(10,136)	(9,958)
Total stockholders’ equity	542,840	428,410
Total liabilities and stockholders’ equity	$3,100,173	$2,517,215

TAL INTERNATIONAL GROUP, INC.

Consolidated Statements of Operations

(Dollars and shares in thousands, except earnings per share)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Leasing revenues:
Operating leases	$116,850	$81,250	$314,468	$220,094
Finance leases	4,061	4,448	12,531	13,962
Total leasing revenues	120,911	85,698	326,999	234,056
Equipment trading revenue	16,121	9,273	53,214	25,967
Management fee income	683	786	2,122	2,279
Other revenues	37	45	166	462
Total revenues	137,752	95,802	382,501	262,764
Operating expenses (income):
Equipment trading expenses	13,900	7,575	43,283	22,428
Direct operating expenses	5,112	5,032	13,575	19,849
Administrative expenses	10,964	9,979	32,139	31,077
Depreciation and amortization	41,872	31,489	109,286	86,742
Provision (reversal) for doubtful accounts	17	(162)	158	(760)
Net (gain) on sale of leasing equipment	(14,875)	(8,547)	(39,659)	(20,250)
Total operating expenses	56,990	45,366	158,782	139,086
Operating income	80,762	50,436	223,719	123,678
Other expenses (income):
Interest and debt expense	28,504	21,793	77,985	56,608
Write-off of deferred financing costs	1,043	675	1,043	675
Net loss on interest rate swaps	23,229	9,709	30,361	31,495
Total other expenses	52,776	32,177	109,389	88,778
Income before income taxes	27,986	18,259	114,330	34,900
Income tax expense	9,907	6,482	40,473	12,572
Net income	$18,079	$11,777	$73,857	$22,328
Net income per common share—Basic	$0.55	$0.39	$2.29	$0.73
Net income per common share—Diluted	$0.54	$0.38	$2.27	$0.73
Weighted average number of common shares outstanding—Basic	33,085	30,443	32,188	30,436
Weighted average number of common shares outstanding—Diluted	33,475	30,750	32,603	30,656
Cash dividends paid per common share	$0.52	$0.35	$1.47	$0.90

Non-GAAP Financial Measures

We use the terms “EBITDA”, “Adjusted EBITDA”, “Adjusted pre-tax income”, and “Adjusted net income” throughout this press release. EBITDA is defined as net income before interest and debt expense, income tax expense and depreciation and amortization, and excludes gains and losses on interest rate swaps and the write-off of deferred financing costs.  Adjusted EBITDA is defined as EBITDA plus principal payments on finance leases.

Adjusted pre-tax income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted pre-tax income excludes gains and losses on interest rate swaps and the write-off of deferred financing costs. Adjusted net income is defined as net income further adjusted for the items discussed above, net of income tax.

EBITDA, Adjusted EBITDA, Adjusted pre-tax income, and Adjusted net income are not presentations made in accordance with GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted pre-tax income, and Adjusted net income are useful to an investor in evaluating our operating performance because:

•  these measures are widely used by securities analysts and investors to measure a company’s operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization, gains and losses on interest rate swaps, and the write-off of deferred financing costs, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

• these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

•  these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three and nine months ended September 30, 2011 and 2010.

Additionally, we have provided reconciliations of income before income taxes and net income, the most directly comparable GAAP measures to Adjusted pre-tax income and Adjusted net income in the tables below for the three and nine months ended September 30, 2011 and 2010.

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA

(Dollars in Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income	$18,079	$11,777	$73,857	$22,328
Add (subtract):
Depreciation and amortization	41,872	31,489	109,286	86,742
Interest and debt expense	28,504	21,793	77,985	56,608
Write-off of deferred financing costs	1,043	675	1,043	675
Income tax expense	9,907	6,482	40,473	12,572
Net loss on interest rate swaps	23,229	9,709	30,361	31,495
EBITDA	122,634	81,925	333,005	210,420
Add:
Principal payments on finance lease	8,971	8,375	27,004	24,648
Adjusted EBITDA	$131,605	$90,300	$360,009	$235,068

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income

(Dollars in Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Income before income taxes	$27,986	$18,259	$114,330	$34,900
Add (subtract):
Write-off of deferred financing fees	1,043	675	1,043	675
Net loss on interest rate swaps	23,229	9,709	30,361	31,495
Adjusted pre-tax income	$52,258	$28,643	$145,734	$67,070

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income	$18,079	$11,777	$73,857	$22,328
Add (subtract):
Write-off of deferred financing fees, net of tax	674	435	674	435
Net loss on interest rate swaps, net of tax	15,005	6,262	19,611	20,497
Adjusted net income	$33,758	$18,474	$94,142	$43,260